UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AquaVenture Holdings Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On

June 7, 2019

AquaVenture Holdings Limited Shareholders:

Notice is hereby given that the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of AquaVenture Holdings Limited ("AVH") will be held on Friday, June  7, 2019, at 8:00 a.m., local time, at The Marriott Downtown at CF Toronto Eaton Centre, 525 Bay Street Toronto, Ontario M5G 2L2.

Only AVH shareholders of record at the close of business on April 18, 2019, may vote at this meeting or at any adjournments that may take place. At the meeting, shareholders will consider and act upon the following items:

1. PROPOSAL 1:    Election of two Class III directors for three-year terms;

2. PROPOSAL 2:    Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019; and

3. Attend to any other business properly presented at the meeting.

Our Board of Directors recommends that you vote in favor of the director nominees and in favor of the ratification of the appointment of KPMG LLP.

The proxy statement, proxy card and our 2018 Annual Report to Shareholders (the “2018 Annual Report”) are being mailed to our shareholders on or about April 26, 2019. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares. Please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT

Based on current New York Stock Exchange rules your broker will NOT be able to vote your ordinary shares with respect to the election of directors (Proposal 1) if you have not provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your rights as a shareholder.

If you are a shareholder of record as of April 18, 2019, you will be admitted to the meeting upon presenting a form of photo identification. If you own ordinary shares beneficially through a bank, broker or otherwise, you will be admitted to the meeting upon presenting a form of photo identification and proof of share ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of share ownership for this purpose.

Regardless of whether or not you plan to attend the Annual Meeting, please follow the instructions you received to authorize a proxy to vote your ordinary shares as soon as possible to ensure that your ordinary shares are represented at the Annual Meeting. Any shareholder that decides to attend the Annual Meeting in person may, if so desired, revoke the prior proxy by voting their ordinary shares at the Annual Meeting.

If you need further assistance, please contact AVH Investor Relations at (855) 278‑9227. Thank you for your continuing support.

By Order of the Board of Directors,

Lee S. Muller
Chief Financial Officer and Assistant Secretary

Tortola, British Virgin Islands
April 26, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2019.

The Notice, 2019 Proxy Statement, Form of Proxy and 2018 Annual Report to Shareholders are available at http://www.edocumentview.com/WAAS

i

PROXY STATEMENT

2019 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of AquaVenture Holdings Limited (“AVH”, “we”, “us”, “our” or the “Company”) of proxies to be voted at the 2019 Annual Meeting of Shareholders (“Annual Meeting”). We will bear the cost of this solicitation. On or about April 26, 2019, we mailed to shareholders our proxy statement, proxy card and 2018 Annual Report to Shareholders (collectively, the “Proxy Materials”). The following is important information regarding the Annual Meeting and this proxy statement.

Q:          When is the annual meeting and where will it be held?

A:          The Annual Meeting will be held on Friday, June 7, 2019, at 8:00 a.m., local time, at The Marriott Downtown at CF Toronto Eaton Centre, 525 Bay Street Toronto, Ontario M5G 2L2.

Q:          Why did you send me this proxy statement?

A:          We sent you this proxy statement and the enclosed proxy card because AVH’s Board is soliciting your proxy on behalf of AVH to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the United States Securities and Exchange Commission (the “SEC”) and which is designed to assist you in voting.

Q:          How do I vote using the telephone or the Internet?

A:          Shareholders with ordinary shares directly registered in their names with Computershare Trust Company, N.A. (“Computershare”), AVH’s transfer agent, may vote on the Internet at http://www.investorvote.com/WAAS. The voter will be required to provide the Control Number contained on the voter’s proxy card. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered shareholder must be received by 11:59 p.m., Eastern Daylight Time, on June 6, 2019.

A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m., Eastern Daylight Time, on June 6, 2019.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Shareholders eligible to vote at the Annual Meeting, may also vote by calling (toll free) 1‑800‑652‑VOTE (8683), using a touch‑tone telephone and following the recorded instructions. Votes submitted via telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 6, 2019.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting in person. Also, please be aware that AVH is not involved in the operation of either of these Internet voting procedures and does not take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, or erroneous or incomplete information that may appear.

Q:          Who is entitled to vote?

A:          Only holders of record of our ordinary shares at the close of business on April 18, 2019 (“Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. As of close of business on the Record Date, 26,934,379 ordinary shares were issued and outstanding. Every shareholder is entitled to one vote for each ordinary share held on the Record Date.

Q:          Upon what may I vote?

A:          (1)          Election of two Class III directors for three‑year terms; and

(2)          Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019.

Q:          How does the Board recommend that I vote?

A:          The Board recommends that you vote:

(1)	FOR each of the Class III director nominees identified in this proxy statement; and
(2)	FOR ratification of the appointment of KPMG LLP as AVH’s independent registered public accounting firm for 2019.

Q:          How will voting on any other business be conducted?

A:          We are not aware of any business to be brought before the shareholders at the Annual Meeting other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Anthony Ibarguen, President and Chief Executive Officer, and Lee Muller, Chief Financial Officer, to vote on those matters at their discretion.

Q:          What constitutes a quorum?

A:          Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non‑votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:          How many votes are needed for approval of each proposal presented in this proxy statement?

A:          Assuming that at least a majority of the ordinary shares of AVH are represented at the Annual Meeting, either in person or by proxy:

Directors shall be elected by the affirmative vote of a simple majority of the votes of those shareholders entitled to vote and voting on the election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). Abstentions and broker non‑votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.

The Audit Committee’s appointment of KPMG LLP as AVH’s independent registered public accounting firm for 2019 will be ratified if a majority of the votes cast support the appointment. Your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions as the proposal to ratify the appointment of KPMG LLP is considered “routine.” Abstentions have no impact on the outcome of this proposal.

Q:          How do I vote?

A:          You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we encourage you to submit your proxy by: (1) using the toll‑free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage‑paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted consistent with the Board’s recommendations listed above.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Q:          Can I change my vote?

A:           You have the right to change your vote at any time before the meeting by:

1)

Notifying AVH’s Secretary, Conyers Corporate Services (BVI) Limited, in writing at AquaVenture Holdings Limited, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, with a copy to Lee Muller, Assistant Secretary, Seven Seas Water Corporation, 14400 Carlson Circle, Tampa, Florida 33626, that you have revoked your proxy;

2)	Returning a later‑dated proxy card;
3)	Voting through the Internet at http://www.investorvote.com/WAAS at a later date, provided that the shareholder does so before 11:59 p.m., Eastern Daylight Time, on June 6, 2019; or
4)	Voting through the toll‑free telephone number by calling 1‑800‑652‑VOTE (8683) at a later date, provided that the shareholder does so before 11:59 p.m., Eastern Daylight Time, on June 6, 2019.

In addition, you may change your vote by attending the Annual Meeting in person and voting directly at the Annual Meeting.

Q:          How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:           If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) FOR the election of each of the Class II director nominees for director; (2) FOR the ratification of the appointment of KPMG LLP as AVH’s independent registered public accounting firm for 2019; and (3) in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:          Who will count the vote?

A:           A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of elections.

Q:          Who will pay for this proxy solicitation?

A:          We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out‑of‑pocket expenses for forwarding proxy and solicitation materials to our shareholders.

Q:          Who is entitled to attend the Annual Meeting?

A:           Attendance at the Annual Meeting will be limited to our shareholders as of the Record Date and to guests of AVH. All shareholder guests must be approved by AVH and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the Record Date. In addition, if you wish to attend the Annual Meeting and you are not the record holder of your shares, you must first obtain a legal proxy form from your broker or other organization that holds your shares. Please contact your broker or organization for instructions regarding obtaining a legal proxy. If you obtain a legal proxy and plan to attend the Annual Meeting, you will be required to present a valid form of identification.

Q:          How do I submit shareholder proposals to be brought before the Annual Meeting or future annual meetings?

A:           Shareholder proposals intended to be presented at the next Annual Meeting, other than a proposal to be considered for inclusion in the Company’s proxy statement as described below, must satisfy the requirements set forth in the advance notice provision under our memorandum and articles of association. To be timely for our next annual meeting of shareholders, any such proposal must be delivered in writing to Conyers Corporate Services (BVI) Limited, Secretary, at AquaVenture Holdings Limited, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, with a copy to Lee Muller, Assistant Secretary, Seven Seas Water Corporation, 14400 Carlson Circle, Tampa, Florida 33626, between the close of business on February 8, 2020 and March 9, 2020.

If the date of the next annual meeting of the shareholders is scheduled to take place before May 8, 2020 or after August 6, 2020, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected, and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such shareholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for shareholder action. In addition, to make a nomination or proposal, the shareholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the shareholder proposing such business, the number of our shares which are, directly or indirectly, owned beneficially or of record by the shareholder proposing such business or its affiliates or associates (as defined in Rule 12b‑2 promulgated under the Exchange Act) and certain additional information.

Q:          When are the shareholder proposals to be considered for inclusion in the proxy materials for the next Annual Meeting of Shareholders due?

A:          In addition to the requirements stated above, all shareholder proposals to be considered for inclusion in next year’s proxy statement pursuant to Rule 14a‑8 promulgated under the Exchange Act must be submitted in writing to Conyers Corporate Services (BVI) Limited, Secretary, at AquaVenture Holdings Limited, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, with a copy to Lee Muller, Assistant Secretary, Seven Seas Water Corporation, 14400 Carlson Circle, Tampa, Florida 33626, by December 28, 2019. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

Explanatory Note

We are an emerging growth company, as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes‑Oxley Act of 2002 (the “Sarbanes‑Oxley Act”), (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years after our initial public offering in October 2016, or October 2021. However,  other circumstances could cause us to lose emerging growth company status earlier, including the earlier of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion (as inflation adjusted by the SEC from time to time) or more; (ii) the last day of the fiscal year in which we have issued more than $1 billion in non-convertible debt during the past three years; or (iii) the date on which we are deemed a “large accelerated filer,” as defined by the Exchange Act Rule 12b-2, in which case we would no longer be an emerging growth company as of the following fiscal year end.

PROPOSAL 1: ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board. The number of directors is fixed by our Board, subject to the terms of our memorandum and articles of association. Our Board currently consists of nine directors, seven of whom qualify as "independent" under New York Stock Exchange (“NYSE”) listing standards.

In accordance with our memorandum and articles of association, our Board is divided into three classes of directors with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	The Class I directors are Messrs. Brown and Lincoln and Ms. Coy, and their terms will expire at the annual meeting of shareholders to be held in 2020;
•	The Class II directors are Messrs. Hanrahan, Ibarguen and Meduña, and their terms will expire at the annual meeting of shareholders to be held in 2021;
•	The Class III directors are Messrs. Evans, Lovell and Reilly, and their terms will expire at the Annual Meeting.

On April 18, 2019, Evan Lovell informed the Company that he will not stand for re-election to our Board when his term expires at the Annual Meeting.  Mr. Lovell’s decision did not result from a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.

Each director nominee named below is currently a director of AVH. The ages shown are as of April 26, 2019, the date of this proxy statement. Each director nominee has agreed to serve as a director if elected. If one or more of the nominees becomes unavailable for election, or does not stand for re-election, the remaining members of the Board will, in their sole discretion and pursuant to authority granted by the AVH memorandum and articles of association, nominate and vote for a replacement director or reduce the authorized number of directors.

Name	Age	Class	Position	Term Expiring
Douglas Brown	65	I	Chairman and Director	2020
Anthony Ibarguen	59	II	President, Chief Executive Officer and Director	2021
Hugh Evans	52	III	Director	2019 Nominated for re-election
Paul Hanrahan	61	II	Director	2021
David Lincoln	62	I	Director	2020
Evan Lovell	49	III	Director	2019
Cyril Meduña	61	II	Director	2021
Debra Coy	61	I	Director	2020
Richard Reilly	71	III	Director	2019 Nominated for re-election

Nominees for Election at the 2019 Annual Meeting (Class III Directors)
Term Expires in 2019

Hugh Evans Age 52	Director Since 2013

Mr. Evans has served as a member of our Board of Directors since 2013.  Mr. Evans managed corporate development activities for 3D Systems Corporation, a leading 3D printing company, from March 2013 through January 2019. He also held an operating role leading its digitization business unit during that time.  Prior to 3D Systems, Mr. Evans served as an analyst and portfolio manager at T. Rowe Price Associates for more than 20 years. He holds a

B.A. from the University of Virginia and an M.B.A. from Stanford University. We believe Mr. Evans is qualified to serve on our Board because of his executive and investment experience.

Richard Reilly Age 71	Director Since 2014

Mr. Reilly has served as a member of our Board of Directors since 2014.  For 28 years prior to his retirement in 2009, Mr. Reilly served as a senior audit partner at KPMG LLP. Since July 2010, Mr. Reilly has served on the board of directors and as chair of the audit committee of Aspen Aerogels, Inc. (NYSE: ASPN), a leader in the energy insulation market. Mr. Reilly also serves as a member of the finance and audit committee for the Clergy Health and Retirement Trust Funds of the Archdiocese of Boston. From September 2009 to December 2018, Mr. Reilly served as a trustee and chair of the audit committee of Perkins School for the Blind. From November 2012 to December 2013, Mr. Reilly served as a consultant to a Fortune 500 company related to finance, controls and governance issues at its subsidiary in India. Mr. Reilly holds a B.S. in Business Administration from Northeastern University and is a Certified Public Accountant. We believe Mr. Reilly is qualified to serve on our Board because of his experience in business, accounting and finance.

OUR BOARD RECOMMENDS A VOTE FOR EACH OF THE ABOVE DIRECTOR NOMINEES.

Continuing Directors, Class I Directors (Term Expires in 2020)

Douglas Brown Age 65	Director Since 2007

Mr. Brown founded the Company in December 2006 and has served as our Chairman of the Board since January 2007. Mr. Brown served as our Chief Executive Officer from January 2007 to October 2012 and from October 2014 to December 2018. Mr. Brown has also served as Chief Executive Officer of the Seven Seas Water business from January 2007 to October 2012 and from October 2014 through December 2018. From 2003 to 2005 Mr. Brown served as the Chief Executive Officer of Ionics, Incorporated (NYSE: ION), a water purification technology company that was sold to General Electric in 2005. Together with his prior experience at Ionics, he has more than 20 years of experience in the water industry. Before joining Ionics, Mr. Brown spent 17 years at Advent International Corporation, a global private equity firm, the last seven years of which he was chief executive officer. He also serves as an operating partner and senior advisor of Element Partners, a private equity firm. Mr. Brown received a B.S. in Chemical Engineering from Massachusetts Institute of Technology and an M.B.A. from Harvard Business School where he was designated a Baker Scholar and a Loeb Rhodes Fellow in Finance. We believe Mr. Brown is qualified to serve on our Board because of his experience as an executive officer of our company, his extensive business, management and executive experience and his experience as a seasoned investor.

David Lincoln Age 62	Director Since 2016

Mr. Lincoln has served as a member of our Board of Directors since 2016.  Mr. Lincoln is a founder of and has served as managing partner at Element Partners LP, a sustainability and industrial technology investment firm, since 2004. Mr. Lincoln has been a prominent investor in renewable and alternative energy and industrial technology companies for over 25 years. Mr. Lincoln currently serves as a member of the board of directors of numerous private companies. Mr. Lincoln holds a B.A. with honors from Colgate University and an M.S. from the University of Pennsylvania. We believe Mr. Lincoln is qualified to serve on our Board because of his experience as a seasoned investor, operator and business advisor in the energy and technology industry.

Debra Coy Age 61	Director Since 2019

Ms. Coy has served as a member of our Board of Directors since February 2019. Ms. Coy has served as a partner with XPV Water Partners, the largest water-focused growth equity fund in North America, since 2015 and as an advisor to the firm from 2010 to 2015. From 2010 to 2015, she served as a principal of Svanda & Coy Consulting, providing strategic capital markets advisory services for water sector investors, corporations and municipal utilities. Before 2010, she led coverage of the global water sector as Managing Director of the capital markets group at Janney Montgomery Scott and held senior equity research positions at the Stanford Washington Research Group, Schwab Capital Markets, HSBC Securities and National Westminster Bank. In addition, Ms. Coy has served on the Board of Directors of Global Water Resources, Inc. (NASDAQ: GWRS) since May 2018 and Willdan Group, Inc. (NASDAQ: WLDN) since March 2018. From 2013 until 2016, Ms. Coy served as a non-executive director for Headworks International, Inc., a wastewater treatment technology firm. Ms. Coy has also served as co-chair of the Water Environment Federation’s Global Water Strategies Council. She received a B.A. in English and Journalism from Southern Adventist University in Tennessee and an M.A. in Journalism from the University of Maryland. We believe Ms. Coy is qualified to serve on our Board because of her board membership and water market and investor experience.

Continuing Directors, Class II Directors (Term Expires in 2021)

Paul Hanrahan Age 61	Director Since 2012

Mr. Hanrahan has served as a member of our Board of Directors since 2012.  Mr. Hanrahan has served as Chief Executive Officer of Globeleq Africa Ltd, a United Kingdom company developing, owning and operating electric power businesses in Africa, since September 2017. He also served as Chief Executive Officer and co-founder of American Capital Energy & Infrastructure, a private equity firm that invests in energy infrastructure assets, from September 2012 to December 2016. Prior to establishing American Capital Energy & Infrastructure, from June 2002 to September 2011, Mr. Hanrahan served as the Chief Executive Officer and President of The AES Corporation (NYSE: AES), one of the largest global energy infrastructure companies in the world. Mr. Hanrahan serves on the board of Ingredion Incorporated (NYSE: INGR). He has also served on the boards of other major publicly listed utilities in Latin America and was twice appointed by the White House to serve on the US India CEO Forum. Mr. Hanrahan holds a B.S. in Mechanical Engineering from the United States Naval Academy and an M.B.A. from Harvard Business School. We believe Mr. Hanrahan is qualified to serve on our Board because of his extensive executive experience and board membership in several publicly traded companies.

Anthony Ibarguen Age 59	Director Since 2014

Mr. Ibarguen has served as our Chief Executive Officer since January 2019. He has served as a member of our Board and President since June 2014 and as the Chief Executive Officer of Quench since October 2010. Mr. Ibarguen has also served on the board of directors of the Federal Reserve Bank of Philadelphia since January 2018 and on the board of directors of Insight Enterprises, Inc. (NASDAQ: NSIT), a Fortune 500 information technology business, since July 2008. He served as Insight’s interim Chief Executive Officer in 2009. From 2004 to 2008, he was the Chief Executive Officer of Alliance Consulting Group, a privately held information technology consulting firm. During that time, he also served on the board of directors of CCOR Inc., a global on-demand network solutions provider (NASDAQ: ARRS). He holds a B.A. in Marketing from Boston College and an M.B.A. from Harvard Business School. We believe Mr. Ibarguen is qualified to serve on our Board because of his experience as an executive officer of the Company and Quench, as well as his extensive experience as a business leader, board member and investor.

Cyril Meduña Age 61	Director Since 2013

Mr. Meduña has served as a member of our Board of Directors since 2013.  In 1989, Mr. Meduña founded Advent Morro Equity Partners, Puerto Rico’s first and largest private equity and venture capital firm. Advent-Morro’s portfolio companies operate in the United States, the Caribbean and Latin America. Since 2008, Mr. Meduña has served as Honorary Consul of Chile in Puerto Rico and the U.S. Virgin Islands. He obtained a B.S. in Mechanical Engineering from Rensselear Polytechnic Institute and an M.B.A. from George Washington University. We believe Mr. Meduña is qualified to serve on our Board because of his experience as a seasoned investor and experience with multiple operating companies in the Caribbean and Latin America.

Director Not Standing For Re-Election

Evan Lovell Age 49	Director Since 2008

Mr. Lovell has served as a member of our Board of Directors since 2008.  Since 2012, Mr. Lovell has been a Partner of Virgin Group Holdings Limited and its affiliates (collectively, the "Virgin Group") and is responsible for managing the Virgin Group’s investment team globally. From September 2007 to September 2012, Mr. Lovell was the founding partner of Virgin Green Fund, a private equity fund investing in the energy and resource sector. Mr. Lovell currently serves as a member of the board of directors for a number of Virgin Group portfolio companies, including BMR Energy Ltd., V Cruises US, LLC, Virgin Cruises Intermediate Limited, Virgin Cruises Limited, Vieco 10 Limited, Virgin Hotels, LLC, Virgin Sport Group Limited, Virgin Sport Management USA, Inc., and VO Holdings, Inc. From April 2013 to December 2016, Mr. Lovell was a member of the board of directors of Virgin America Inc. (NASDAQ: VA). From 1998 to 2008, Mr. Lovell served as an investment professional at TPG Capital, where he also served on the board of a number of TPG portfolio companies. Mr. Lovell holds a B.A. in Political Science from the University of Vermont. We believe Mr. Lovell is qualified to serve on our Board because of his experience as a seasoned investor.

CORPORATE GOVERNANCE

Corporate Governance

Our Board believes that sound corporate governance is fundamental to the overall success of AVH and believes that it has adopted corporate governance practices that are aligned with the interests of our shareholders, our corporate business strategy and the opinions expressed by recognized corporate governance authorities. It is our policy to have our Board regularly review our corporate governance practices for compliance with applicable rules, listing standards and regulations, as well as best practices suggested by recognized corporate governance authorities, and we modify our practices as warranted.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, which were adopted by our Board, along with the charters for our standing committees of our Board and our Code of Business Conduct and Ethics, serve to guide the operation and direction of the Board and its committees. These documents are published under "Corporate Governance" in the Investor Relations section of our website at http://investors.aquaventure.com/corporate-governance/governance-documents.

The Board of Directors

The Board’s primary functions are to:

•	Oversee management performance on behalf of our shareholders;
•	Advocate on behalf of the long‑term interests of our shareholders;
•	Monitor adherence to AVH’s established procedures, standards and policies;
•	Be actively involved in the oversight of risk that could affect AVH;
•	Promote the exercise of sound corporate governance; and
•	Carry out other duties and responsibilities as may be required by applicable state, federal and foreign laws, as well as the NYSE Rules.

Board Meetings

During 2018, the Board and its standing committees met an aggregate of 22 times and took action by written consent eight times. In 2018, all of the directors, except Mr. Lovell, attended at least 75% of the meetings of the Board and the standing committees of which they were members, either in person or by phone. Mr. Lovell attended, either in person or by phone, 61% of meetings for the Board and standing committees of which he was a member.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that Ms. Coy and Messrs. Evans, Hanrahan, Lincoln, Lovell, Meduña, and Reilly are “independent” and as such, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Furthermore, the Board has determined that each member of each of the committees of our Board is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Exchange Act. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Party Transactions."

At least annually, our Board evaluates all relationships between our company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of the NYSE’s, the SEC’s and our applicable committees’ independence standards.

Board Leadership Structure

Mr. Brown, who served as our Chief Executive Officer until December 31, 2018, serves as chairman of the Board. The Board believes that having Mr. Brown as chairman of the Board facilitates the Board’s decision-making process because Mr. Brown has first-hand knowledge of our operations and the major issues we face. This also enables Mr. Brown to act as a link between the Board and other members of management. Mr. Ibarguen, who is currently our Chief Executive Officer, is also a director.

To ensure effective independent oversight, the Board may appoint a lead independent director, who would serve as chairman of the executive sessions of the independent directors and assist the Board in assuring effective corporate governance. Executive sessions of the independent directors are held following each regularly scheduled, in person meeting of the Board. Currently, one or more of the independent directors presides over each such executive session. There is no formal process or rotation system used to select the presiding director of each executive session and, to date, that responsibility has been shared among several of our independent directors. The Board may in the future appoint a single lead independent director who would serve as chairman of the executive sessions of the independent directors.

Board of Directors Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent within their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our Audit Committee is also responsible for monitoring compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our Nominating and Corporate Governance Committee is responsible for monitoring the effectiveness of our corporate governance guidelines. Our Compensation Committee is responsible for reviewing and discussing the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a material adverse effect on our company.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, and other executive and senior financial officers. A copy of the code is posted on the Corporate Governance section of our website, which is located at http://investors.aquaventure.com/corporate-governance/governance-documents. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8‑K.

Insider Trading, Anti-Pledging, Anti-Hedging

In connection with our initial public offering, we adopted our Statement of Company Policy on Insider Trading and Disclosure and our Special Trading Procedures for Insiders, which together constitute our company’s insider trading policy. This policy governs the trading in our securities by directors, officers and employees, their family members, other members of their household, entities controlled by a person covered by the policy, and designated outsiders who have or may have access to our material nonpublic information (collectively referred to as "Insiders"). In addition to other prohibited activities, the policy states that (i) no employee, including Insiders, may trade in AVH securities while in the possession of material nonpublic information concerning our company; (ii) no Insider may trade in AVH securities during designated black-out periods; (iii) Insiders are required to obtain pre-approval to trade in AVH securities; (iv) no Insider may use any AVH securities as collateral in a margin account or, without pre-approval by our Audit Committee, pledge any of our securities as collateral for a loan (or modify an existing pledge); (v) no Insider may buy or sell puts, calls, other derivative securities or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities; and (vi) no Insider may at any time sell any of our securities that are not owned by such Insider at the time of the sale. Gifts by Insiders are subject to the same restrictions as all other securities trades.

Communications to Directors

Shareholders and other interested parties may address written communications to individual directors, or to the Board as a whole, by writing to the Secretary at AVH’s executive offices c/o Conyers Corporate Services (BVI) Limited, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, with a copy to Seven Seas Water Corporation, 14400 Carlson Circle, Tampa, Florida 33626. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of AVH and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Secretary has authority to disregard any communication that is primarily an advertisement or solicitation or is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any director upon request.

Director Attendance at Annual Meetings

We encourage all directors to attend the Annual Meeting. All of our directors attended, either in person or by phone, the 2018 Annual Meeting of Shareholders.

Majority Voting for Directors

Our directors are elected by a majority vote.

To be elected, the votes "for" a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast exclude votes where banks, brokers or others who hold shares in street name for a client return a proxy but provide no instructions as to how shares should be voted on a particular matter (also known as broker non-votes) and exclude abstentions with respect to that director’s election. Therefore, abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not re-elected, such director’s term ends at the Annual Meeting, and the Board, in its sole discretion, may, pursuant to our memorandum and articles of association, fill any resulting vacancy or may decrease the size of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board are described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee

Our Audit Committee is a standing committee of the Board and consists of Messrs. Lovell, Meduña and Reilly and Ms. Coy, with Mr. Reilly serving as chairman. The composition of our Audit Committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations. Each member of our Audit Committee meets the financial literacy requirements of the NYSE listing standards. In addition, our Board has determined that Mr. Reilly is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our Audit Committee will, among other things:

•	select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	help to ensure the independence and performance of the independent registered public accounting firm;
•

discuss the scope and results of the audit with the independent registered public accounting firm and review, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	review our policies on risk assessment and risk management;
•	review related party transactions;
•

obtain and review a report by the independent registered public accounting firm at least annually, that describes our internal control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•	approve (or, as permitted, pre‑approve) all audit and all permissible non‑audit services to be performed by the independent registered public accounting firm.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee is also responsible for reviewing audit plans, audit reports, recommendations of the independent auditor and the internal audit function. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management the Company’s financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews the Company’s compliance with regulatory requirements and our Code of Business Conduct and Ethics.

The Audit Committee met five times during the fiscal year ended December 31, 2018. Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. A complete copy of the Audit Committee Charter is available on the Corporate Governance page at http://investors.aquaventure.com/corporate-governance/governance-documents.

Compensation Committee

Our Compensation Committee is a standing committee of the Board and consists of Messrs. Evans, Hanrahan, Lincoln and Lovell, with Mr. Hanrahan serving as chairman. The composition of our Compensation Committee meets the requirements for independence under NYSE listing standards and SEC rules and regulations. Each member of the Compensation Committee is also a non-employee director (as defined pursuant to Rule 16b‑3 promulgated under the Exchange Act) and an outside director (as defined pursuant to Section 162(m) of the United States Internal Revenue Code of 1986, (the “Code”)). The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	reviews, approves and determines, or makes recommendations to our Board regarding the compensation of our executive officers;
•

evaluates the performance of our Chief Executive Officer in light of corporate goals and objectives and based on such evaluation: recommends to the Board the compensation for the Chief Executive Officer, including base salary, short-term and long-term incentive compensation and compensation under equity-based plans;

•	administers our share and equity incentive plans;
•	reviews, approves and makes recommendations to our Board regarding incentive compensation and equity plans;
•	establishes and reviews general policies relating to compensation and benefits of our employees; and
•

produces a Compensation Committee report to be included in the Company’s proxy statement relating to its annual meeting of stockholders or annual report on Form 10-K in accordance with applicable rules and regulations.

The Compensation Committee establishes executive compensation policies and reviews and approves senior executive compensation. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each named executive officer other than himself. The Compensation Committee reviews corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer’s compensation. The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer. In addition, the Compensation Committee reviews director compensation periodically and makes recommendations regarding director compensation to the Board for approval.

During 2018, the Compensation Committee met five times and acted by written consent two times. Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. A complete copy of the Compensation Committee Charter is available on the Corporate Governance page at http://investors.aquaventure.com/corporate-governance/governance-documents.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of our Compensation Committee is an officer or employee of our Company, and none of the members of our Compensation Committee has ever been an officer or employee of our Company.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is a standing committee of the Board and consists of Messrs. Lincoln, Meduña and Evans, with Mr. Lincoln serving as chairman. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under NYSE listing standards and SEC rules and regulations. Our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;
•	evaluates the performance of our Board and of individual directors;
•	considers and makes recommendations to our board of directors regarding the composition of our Board and its committees;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting; and
•	develops and makes recommendations to our Board regarding corporate governance guidelines and matters.

During 2018, the Nominating and Corporate Governance Committee met four times. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. A complete copy of the Nominating and Corporate Governance Committee Charter is available on the Corporate Governance page at http://investors.aquaventure.com/corporate-governance/governance-documents.

Identifying and Evaluating Director Nominees

The Board has delegated the director selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee is responsible for identifying candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, it is our policy that the Nominating and Corporate Governance Committee confirm that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee would then meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee would recommend candidates for the Board’s approval as director nominees for election to the Board.

Director Nominee Minimum Qualifications

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. The Nominating and Corporate Governance Committee actively seeks highly qualified men and women from diverse racial and ethnic groups to include in the pool from which new candidates are selected so that a diverse set of experiences and perspectives is represented on the Board.

At a minimum, the nominee must have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of our shareholders. In addition, our Nominating and Corporate Governance Committee shall recommend that the Board select persons for nomination to help ensure that a majority our Board is "independent" under NYSE Rules and that the members of the committees of our Board are "independent." Some of the additional qualifications that our Nominating and Corporate Governance Committee may consider include diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Our Nominating and Corporate Governance Committee may also consider whether director nominees have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Our Nominating and Corporate Governance Committee also considers whether our director candidates have sufficient time available to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend and participate in all board of director and applicable committee meetings.

Our Policy Governing Director Qualifications and Nominations provides that, in addition to any other standards our Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the committee may consider whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experiences.

Shareholder Recommendations

Shareholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to Conyers Corporate Services (BVI) Limited, Secretary, AquaVenture Holdings Limited, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, with a copy to Lee Muller, Assistant Secretary, Seven Seas Water Corporation, 14400 Carlson Circle, Tampa, Florida 33626, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Non-Employee Director Compensation

Our Board has adopted a director compensation structure for directors who are not our employees and not affiliated with our institutional investors that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber directors and to align the directors’ interests with the long-term interests of our shareholders. Our policy has been and will continue to be to reimburse our directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of the Board.

In connection with the completion of our initial public offering in October 2016, our Board adopted a compensation policy for directors who are neither employees nor affiliated with our institutional investors that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber nonemployee directors. The table below shows the cash retainers our directors are eligible to receive under our current nonemployee director compensation policy.

Annual Retainer
Board of Directors:
Members	$35,000
Additional retainer for Chairman of the Board	$35,000
Audit Committee:
Chairman	$20,000
Non-Chairman members	$10,000
Compensation Committee:
Chairman	$14,000
Non-Chairman members	$7,000
Nominating and Corporate Governance Committee:
Chairman	$10,000
Non-Chairman members	$5,000

In addition, on an annual basis, each such director is eligible to receive a grant of restricted share units having a fair market value of $125,000, which vest in full on the one-year anniversary of the grant date.

In April 2017, we implemented a deferred compensation program for such directors to permit them to defer compensation awarded to them under our director compensation policy. In advance of an award and in compliance with the program’s requirements and applicable tax law, a director may elect to defer the receipt of his or her cash compensation and/or the settlement of his or her restricted share unit award until the earliest of his or her death, disability, sale event, separation from service or December 31 of the year following the year in which the compensation is otherwise vested. In addition, in the event a director elects to defer his cash compensation, the director’s account will be credited with a number of share units equal to 120% of the quotient obtained by dividing the aggregate deferred cash fees that would otherwise be payable on such date by the fair market value of an ordinary share on that date.

2018 Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2018. Mr. Brown, who is our Chairman and also our former Chief Executive Officer, and Mr. Ibarguen, who is our President and Chief Executive Officer, receive no compensation for their services as directors and, consequently, neither of them is included in this table. In addition, Messrs. Lincoln, Lovell and Meduña are affiliated with our institutional investors and, consequently, received no compensation for their service as members of our Board in 2018. The compensation received by each of Messrs. Brown and Ibarguen as our employees during 2018 is set forth in the section of this proxy statement captioned "Executive Compensation—Summary Compensation Table."

		Fees Earned or Paid
		in Cash	Share Awards	Total
Name	Year	($)	($)(1)(2)	($)
Hugh Evans	2018	$—	$175,392	$175,392
Paul Hanrahan	2018	$—	$183,792	$183,792
David Lincoln	2018	$—	$—	$—
Evan Lovell	2018	$—	$—	$—
Cyril Meduña	2018	$—	$—	$—
Brian O’Neill(3)	2018	$—	$178,992	$178,992
Richard Reilly	2018	$55,000	$124,992	$179,992

(1)	The amounts reported in the Share Awards column represent the grant date fair value of restricted share units and phantom share units granted during 2018, computed in accordance with ASC Topic 718.

(2)

The amounts reported in the Share Awards column include 9,254 phantom share units granted during 2018 to each of Messrs. Evans, Hanrahan, O’Neill and Reilly related to their annual equity compensation for their 2018 services. Each of Messrs. Evans, Hanrahan, O’Neill and Reilly elected to defer their annual equity compensation to receive phantom share units. All of the phantom share units granted during 2018 vested on February 27, 2019. The grant date fair value of such awards for each Messrs. Evans, Hanrahan, O’Neill and Reilly was $124,992.

In addition, Messrs. Evans, Hanrahan and O’Neill elected to defer their cash compensation during 2018 and were credited with a number of phantom share units equal to 120% of the quotient obtained by dividing the aggregate deferred cash fees that would otherwise be payable on such date by the fair market value of an ordinary share on that date. The phantom share units granted during 2018 were deemed fully vested upon the respective grant dates when the related cash fees were otherwise payable. The aggregate grant date fair value of such awards for each of Messrs. Evans, Hanrahan and O’Neill was $50,400, $58,800 and $54,000, respectively.

As of December 31, 2018, Messrs. Evans, Hanrahan and O’Neill had a balance of 12,617, 13,179 and 12,858, respectively, phantom share units in their respective deferred accounts.

(3)	On February 19, 2019, Mr. O’Neill resigned from the Board of Directors of the Company.

The following table shows the aggregate number of unvested restricted share awards and options to purchase our ordinary shares held, if any, by our non-employee directors at December 31, 2018:

	Aggregate Number of
	Unvested Restricted Share Awards	Aggregate Number of
Name	or Share Units Held	Unexercised Options Held
Hugh Evans	9,254	7,560
Paul Hanrahan	9,254	11,654
David Lincoln	—	—
Evan Lovell	—	—
Cyril Meduña	—	—
Brian O’Neill(1)	9,254	10,209
Richard Reilly	9,254	7,560

(1)	On February 19, 2019, Mr. O’Neill resigned from the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the "Executive Compensation" section of this proxy statement, below we describe transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our share capital, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Our Audit Committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are the transactions described above. Our Code of Business Conduct and Ethics and our Audit Committee charter provide that the Audit Committee shall review and approve or disapprove any related party transactions.

Since the beginning of January 1, 2018, there have not been, nor is there currently proposed, any related party transactions, except for the compensation and other arrangements described in "Executive Compensation" and "2018 Non-Employee Director Compensation" elsewhere in this proxy statement.

Registration Rights

We are party to an investors’ rights agreement with certain of our shareholders. The investors’ rights agreement grants such shareholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to our ordinary shares.

Limitation of Liability and Indemnification of Officers and Directors

Our memorandum and articles of association contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the law of the British Virgin Islands. Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained under the law of the British Virgin Islands. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF KPMG LLP

Proposal

KPMG LLP has served as our independent auditor since December 2007 and has been appointed by the Audit Committee to continue as our independent auditor for 2019. In the event that ratification of the appointment of KPMG LLP as independent auditor for 2019 is not approved by the shareholders at the Annual Meeting, the Board will review the Audit Committee’s future selection of independent auditors.

A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statement deemed appropriate. The representatives will also be afforded an opportunity to make such statements as they desire.

Independent Registered Public Accounting Firm—Fee Information

Audit Fees

Fees for audit services totaled $1,051,818 and $1,059,442 for 2018 and 2017, respectively. For 2018 and 2017, audit services included professional services provided in connection with the audit of our annual financial statements and audits of certain of our subsidiaries, and the reviews of our quarterly financial statements for the applicable year.

Audit-Related Fees

Fees for audit-related services totaled $165,027 for 2018. For 2018, audit-related services principally included attestation services performed on the financial statements of a potential acquisition. There were no fees for audit-related services in 2017.

Tax Fees

There were no fees for tax services for 2018. Fees for tax services totaled $74,139 for 2017. For 2017, tax services principally included tax compliance calculations for IRC Section 382 studies.

Other Fees

There were no other services performed for 2018 or 2017 other than as discussed above.

Pre-Approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to us by our independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by our independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.

Since the adoption of our pre-approval policy, all services provided by KPMG LLP as our independent registered public accounting firm were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum. Ordinary shares that constitute broker non-votes are counted as shares entitled to vote on Proposal 2. Abstentions will have no effect on voting for this proposal.

OUR BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee is composed of four directors, all of whom the Board has determined to be independent within the meaning of the NYSE and SEC Rules, meet the requirements for financial literacy under applicable rules and regulations of the NYSE and the SEC and otherwise meet the requirements for service on audit committees pursuant to such rules and regulations. The Board has designated Mr. Reilly as an "audit committee financial expert" as defined under the applicable rules of the SEC. The Audit Committee assists the Board in general oversight of our financial accounting and reporting process, system of internal control and audit process.

Our management has primary responsibility for our consolidated financial statements and for maintaining effective internal control over financial reporting. Our independent auditors, KPMG LLP, are responsible for expressing an opinion on our consolidated financial statements as to whether they present fairly, in all material respects, our consolidated financial position, results of operations and cash flows, in conformity with generally accepted accounting principles in the United States, or U.S. GAAP. This opinion is based on their audits.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management;
2.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard 1301, "Communications with Audit Committees";

3.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence; and

4.

Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 for filing with the SEC.

The Audit Committee has also appointed KPMG LLP, and our Board has recommended that our shareholders ratify such appointment, to audit our consolidated financial statements for the year ending December 31, 2019, and to provide review services for each of the quarters in the year ending December 31, 2019.

Submitted by the Audit Committee

Richard Reilly (Chairman)
Debra Coy
Evan Lovell
Cyril Meduña

The information contained in the above Audit Committee Report shall not be deemed "soliciting material" or "filed" with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of April 18, 2019 by:

•	each person known to us to beneficially own more than five percent of our outstanding ordinary shares based solely on our review of SEC filings;
•	each of our named executive officers;
•	each of our directors; and
•	all directors and executive officers as a group.

Beneficial ownership is based upon 26,934,379 ordinary shares outstanding as of April 18, 2019, unless otherwise indicated in the footnotes to the table. In addition, ordinary shares issuable upon exercise of share options or other derivative securities that are exercisable currently or will become exercisable within 60 days of April 18, 2019 are deemed outstanding for computing the percentage of the person holding such options or other derivative securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person. All of the ordinary shares listed in the table below are entitled to one vote per share and each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AquaVenture Holdings Limited, Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

	Number of
	Ordinary Shares
	Beneficially
Name of Beneficial Owner(1)	Owned	Percentage
Principal Shareholders:
Entities affiliated with Element Partners (2)	9,568,818	35.5%
Virgin Green Fund I, L.P. (3)	983,797	3.7%
Entities affiliated with Wellington Management (4)	1,498,838	5.6%
Directors and Named Executive Officers:
Anthony Ibarguen (5)	543,739	2.0%
Lee Muller (6)	300,256	1.1%
Olaf Krohg (7)	35,477	*
Douglas Brown (8)	2,357,749	8.5%
Hugh Evans (9)	68,600	*
Paul Hanrahan (10)	45,230	*
David Lincoln (2)	9,596,361	35.6%
Evan Lovell (3)	991,414	3.7%
Cyril Meduña (11)	1,164,264	4.3%
Richard Reilly (12)	26,559	*
Debra Coy	—	*
All directors and executive officers as a group (11 persons)	15,129,649	53.3%

*Indicates beneficial ownership of less than one percent.

(1)

A "beneficial owner" of a security is determined in accordance with Rule 13d‑3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power which includes the power to vote, or to direct the voting of, such security; and/or investment power which includes the power to dispose, or to direct the disposition of, such security.

(2)

Information herein is based on a Schedule 13G/A filed by Element Partners II L.P., Element Partners II Intrafund, L.P., Element Partners II-A, L.P. DFJ Element, L.P. and DFJ element Intrafund L.P. (collectively, the “Element Entities”) on February 13, 2018. The Schedule 13G/A provides that, as of December 31, 2017, (i) Element Partners II L.P. held 6,696,669 ordinary shares, (ii) Element Partners II Intrafund, L.P. held 101,975 ordinary shares, (iii) Element Partners II-A, L.P. held 133,973 ordinary shares, (iv) DFJ Element, L.P. held 2,566,686 ordinary shares, and (v) DFJ Element Intrafund L.P. held 69,515 ordinary shares. The general partner of Element Partners II, L.P. and Element Partners II Intrafund, L.P. is Element Partners II G.P., L.P. The general partner of Element Partners II G.P., L.P. is Element II G.P., LLC. The general partner of DFJ Element, L.P. and DFJ Element Intrafund, L.P. is DFJ Element Partners, LLC. The general partner of DFJ Element Partners, LLC is Element Venture Partners LP. The general partner of Element Partners II-A, L.P. is Element Partners II-A, GP LP. The general partners of Element Partners II-A, GP LP are Element II-A GP, LLC and Element Venture Partners LP. Each of Mr. Lincoln, a member of our Board, Michael Bevan and Michael DeRosa is a managing member of Element II G.P., LLC, Element II-A, GP, LLC and Element Venture Partners LP. Collectively, Element II G.P., L.P., Element II-A, GP, LLC and Element Venture Partners LP have decision-making power over the disposition and voting of shares of portfolio investments of each of the Element Entities. Since Element II G.P., L.P., Element II-A, GP, LLC and Element Venture Partners LLC have decision-making power over the Element Entities, each of Messrs. Bevan, Lincoln and DeRosa may be deemed to beneficially own the shares that the Element Entities hold of record or may deemed to beneficially own. Messrs. Bevan, Lincoln and DeRosa, Element II G.P., L.P., Element II-A, GP, LLC and Element Venture Partners LLC disclaim beneficial ownership over the shares held by the Element Entities. The address for the Element Entities is 565 E. Swedes Lord Road, Suite 207, Wayne, PA 19087. The number of ordinary shares beneficially owned by Mr. Lincoln includes 27,543 shares held directly by him.

(3)

Consists of 983,797 ordinary shares held by Virgin Green Fund I, L.P. The general partner of Virgin Green Fund I, L.P. is VGF Partners I, L.P. The general partner of VGF Partners I, L.P. is VGF I Limited. Evan Lovell, a member of our Board, is an investment partner at VGF I Limited. VGF I Limited has decision-making power over the disposition and voting of shares held by Virgin Green Fund I, L.P. and, as such, Mr. Lovell may be deemed to beneficially own the shares held by Virgin Green Fund I, L.P. Mr. Lovell and VGF I Limited disclaim beneficial ownership over the shares held by Virgin Green Fund I, L.P. The address for Virgin Green Fund I, L.P. is Walkers House, 87 Mary Street, George Town, Grand Cayman KY1‑9002. The number of ordinary shares beneficially owned includes 7,617 shares held personally by Mr. Lovell.

(4)

Information herein is based on Schedule 13G/As filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (collectively, the “Wellington Entities”) and the Schedule 13G filed by Wellington Trust Company, NA each filed on February 12, 2019. The Wellington Entities beneficially own, in the aggregate, 1,498,838 ordinary shares. The Wellington Entities do not have sole power to vote or direct the voting of, or dispose or direct the disposition of, such shares. These shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except for Wellington Trust Company, NA. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors LLP beneficially owned an aggregate of 1,498,838 ordinary shares and had the shared power to vote or direct the voting of 1,498,838 of such shares and shared power to dispose or direct the disposition of 1,498,838 of such shares. Wellington Management Company LLP beneficially owns 1,463,269 ordinary shares and has the shared power to vote or direct the voting of 1,463,269 of such shares and shared power to dispose or direct the disposition of 1,463,269 of such shares. Wellington Trust Company, NA beneficially owns 1,363,283 ordinary shares and has the shared power to vote or direct the voting of 1,363,283 of such shares and shared power to dispose or direct the disposition of 1,363,283 of such shares. The address for the Wellington Entities and Wellington Trust Company, NA is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(5)

Consists of 41,163 ordinary shares held directly by Mr. Ibarguen, 502,026 shares subject to purchase pursuant to currently exercisable options and options exercisable or restricted share units vesting within 60 days of April 18, 2019, and 550 ordinary shares held by his sons.

(6)

Consists of 17,932 ordinary shares held directly by Mr. Muller, 212,324 shares subject to purchase pursuant to currently exercisable options and options exercisable or restricted share units vesting within 60 days of April 18, 2019, and 70,000 ordinary shares held by his spouse.

(7)

Consists of 3,320 ordinary shares held directly by Mr. Krohg, 32,154 shares subject to purchase pursuant to currently exercisable options and options exercisable or restricted share units vesting within 60 days of April 18, 2019, and 3 ordinary shares held by his son.

(8)

Consists of 1,545,084 ordinary shares held directly by Mr. Brown, 664,216 shares subject to purchase pursuant to currently exercisable options and options exercisable or restricted share units vesting within 60 days of April 18, 2019, and 148,449 ordinary shares held by his spouse.

(9)

Consists of 49,776 ordinary shares held directly by Mr. Evans, 4,725 shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of April 18, 2019, and 14,099 phantom share units within Mr. Evan’s deferred account with respect to the deferred compensation program.

(10)

Consists of 18,903 ordinary shares held directly by Mr. Hanrahan, 11,654 shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of April 18, 2019, and 14,673 phantom share units within Mr. Hanrahan’s deferred account with respect to the deferred compensation program.

(11)

Includes 970,389 ordinary shares held by Guayacan Private Equity Fund Limited Partnership II, 15,772 ordinary shares held by Guayacan Private Equity Fund Limited Partnership II-A LLC, and 144,885 ordinary shares held by Venture Capital Fund, Inc. The general partner of Guayacan Private Equity Fund Limited Partnership II and Guayacan Private Equity Fund Limited Partnership II-A LLC (the "Guayacan Funds") is Advent-Morro Equity Partners GP II, LLC. Mr. Meduña acts as Managing Member of Advent-Morro Equity Partners GP II, LLC and is President and a Director of Venture Capital Fund, Inc. Advent-Morro Equity Partners GP II, LLC has decision-making power over the disposition and voting of shares of portfolio investments of the Guayacan Funds. Mr. Meduña has decision-making power over the disposition and voting of shares of portfolio investments Venture Capital Fund, Inc. Since Advent-Morro Equity Partners GP II, LLC and Mr. Meduña personally have decision-making power over the Guayacan Funds and Venture Capital Fund, Inc. (together, the "Advent-Morro Entities"), Mr. Meduña may be deemed to beneficially own the shares that the Advent-Morro Entities hold of record or may deemed to beneficially own. Mr. Meduña and Advent-Morro Equity Partners GP II, LLC disclaim beneficial ownership over the shares held by the Advent-Morro Entities. The address for the Advent-Morro Entities is 206 Calle Tetuan, Suite 903, San Juan, Puerto Rico 00902. The number of ordinary shares beneficially owned by Mr. Meduña also includes 33,218 ordinary shares held directly by Mr. Meduña.

(12)

Consists of 9,754 ordinary shares held directly by Mr. Reilly, 7,560 shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of April 18, 2019 and 9,245 phantom share units within Mr. Reilly’s deferred account with respect to the deferred compensation program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires AVH’s directors, executive officers, and certain persons who own more than 10% of the outstanding ordinary shares of AVH to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of AVH ordinary shares. Executive officers, directors and holders of at least 10% of the outstanding shares of AVH securities are required to furnish AVH with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, AVH believes that all required Section 16(a) filings were completed in a timely manner, or subsequently amended, for the year ended December 31, 2018.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of the date of this proxy statement:

Name	Age	Position
Anthony Ibarguen	59	President, Chief Executive Officer and Director
Lee Muller	59	Chief Financial Officer, Treasurer and Assistant Secretary
Douglas Brown	65	Chairman and Director
Olaf Krohg	57	Chief Executive Officer, Seven Seas Water

Please refer to "Proposal 1: Election of Directors" for biographies for Mr. Brown and Mr. Ibarguen.

Lee Muller,  59, has served as our Senior Vice President and Chief Financial Officer since October 2014. Mr. Muller has been Senior Vice President and Chief Financial Officer of our Seven Seas Water business since December 2013. From October 2005 to December 2012, Mr. Muller served in various executive capacities, including Executive Vice President and Chief Financial Officer, at ContourGlobal plc, a developer, owner and operator of electric power businesses. He was a core member of the management team and was responsible for commercial and investment banking, multilateral and rating agency relationships. Mr. Muller was also an investment banker with Goldman Sachs for over 10 years where he specialized in international project finance. Mr. Muller holds a B.S. in Accounting and Finance from Boston University and an M.B.A. from the University of Chicago.

Olaf Krohg,  57,  has served as the Chief Executive Officer of Seven Seas Water since January 2019. Mr. Krohg served as the Vice President of Mergers and Acquisitions of Seven Seas Water from June 2016 to December 2018. Previously, Mr. Krohg served as President and Chief Executive Officer of Scallop Imaging LLC from 2014 to 2015. From 2004 to 2013, Mr. Krohg served in various leadership roles, including Chairman and Chief Executive Officer, of Dimensional Photonics International, Inc., which was acquired by Danaher Corporation (NYSE: DHR) in 2010. Prior to 2004, Mr. Krohg served in partner and director roles for various private equity firms and their portfolio companies, including Advent International from 1992 to 2001. He has also served as a management consultant with McKinsey & Company. Mr. Krohg holds a B.S. in Business Administration from Boston University and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION

Overview

Our executive compensation program historically has reflected our growth and corporate goals. To date, the compensation of the executive officers identified in the summary compensation table below, whom we refer to as our named executive officers, has consisted of a combination of base salary, performance-related bonuses and long-term incentive compensation in the form of equity awards. Our executive officers are also eligible to receive retirement, health and welfare benefits.

We review executive compensation annually with input from our Compensation Committee’s independent compensation consultants, if and when determined by the Compensation Committee. As part of this review process, our Board and the Compensation Committee apply our compensation philosophy when considering the compensation levels needed to ensure our executive compensation program remains competitive. We review whether we are meeting our retention objectives and the potential cost of replacing a key employee. We engaged Willis Towers Watson to perform a review of executive compensation during 2018, which consisted of a market comparison of executive compensation to peer companies with a similar market capitalizations, revenues, industries and growth strategies, targeting executive compensation at the 50th percentile.

The compensation provided to our named executive officers for 2018 is detailed in the 2018 Summary Compensation Table and accompanying footnotes and narrative that follows this section.

Our named executive officers for the year ended December 31, 2018 were:

•	Douglas Brown, our Chief Executive Officer;
•	Anthony Ibarguen, our President; and
•	Lee Muller, our Chief Financial Officer, Treasurer and Assistant Secretary.

On December 31, 2018, Mr. Brown, Chairman of the Board and Chief Executive Officer of both the Company and Seven Seas Water, resigned his positions as Chief Executive Officer of the Company and Seven Seas Water. Mr. Brown remains with the Company following the transition date, focusing on mergers and acquisitions, and has also continued as a director and the Chairman of the Board. On January 1, 2019, Mr. Ibarguen was named to the role of Chief Executive Officer of the Company. Mr. Ibarguen will also continue to serve as a member of the Board and President of the Company, as well as Chief Executive Officer of Quench.  In addition, Olaf Krohg was named the Chief Executive Officer of our Seven Seas Water business, and became an executive officer of the Company, on January 1, 2019.

2018 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by the individual who served as our principal executive officer during fiscal years 2018 and 2017, and our two other most highly compensated executive officers during fiscal year 2018. These individuals were our named executive officers for fiscal year 2018.

				Non-Equity
			Share	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Douglas Brown	2018	$371,000	$905,208	$685,928	$—	$1,962,136
Chief Executive Officer	2017	$360,000	$—	$549,800	$—	$909,800
Anthony Ibarguen	2018	$336,667	$448,147	$304,138	$17,604	$1,106,556
President	2017	$319,167	$—	$242,500	$17,259	$578,926
Lee Muller	2018	$303,850	$303,835	$157,904	$8,250	$773,839
Chief Financial Officer	2017	$295,000	$299,986	$131,100	$12,783	$738,869

(1)	Represents each named executive officers’ salary earned during the respective year.

(2)

The amounts reported in the Share Awards column represent the grant date fair value of the restricted share units granted during 2018 and 2017 as described below, computed in accordance with ASC Topic 718.

(3)	Amounts include annual performance-based bonuses earned by our named executive officers for performance in 2018 and 2017.
(4)	All other compensation for Messrs. Ibarguen and Muller includes the following:
•	Mr. Ibarguen—the amount reported in 2018 represents payments for certain health insurance premiums and 401(k) matching contributions.
•	Mr. Muller—the amount reported in 2018 represents 401(k) matching contributions.

Narrative to 2018 Summary Compensation Table

For 2018, we engaged Willis Towers Watson to assist in determining market compensation for the executive officers using a broad group of companies. Executive compensation for 2018 primarily consisted of base salary and non-equity incentive plan compensation.

Base Salary

Base salary was included as a component of the executive compensation program to ensure each named executive officer is rewarded for his service to the Company. A fixed component of compensation also ensures the named executive officer continues to focus on long-term objectives to maximize shareholder value as compared to only focusing on shorter-term objectives and the related incentives.

The base salaries for Messrs. Brown, Ibarguen, and Muller that were established for 2018 were $371,000, $340,000 and $303,850, respectively, and for 2017 were $360,000, $320,000 and $295,000, respectively. The base salaries for Mr. Ibarguen described in this paragraph are not directly comparable to the amounts listed in the Summary Compensation Table for 2018 and 2017 because they commenced in February 2018 and 2017, respectively, and represent a weighted-average of his current and prior year base salaries.

Non-Equity Incentive Plan Compensation

Annual performance-based bonuses ("Performance Bonus"), which are paid in cash, were included as a component of the executive compensation to motivate our executive officers to achieve key corporate and segment-level financial and strategic goals. For 2018 and 2017, the potential payment for the Performance Bonus for Messrs. Brown, Ibarguen and Muller ranged from zero to 200% of a target award based on the actual attainment of specified financial metrics in addition to evaluating individual performance in the context of the achievement of management business objectives (“MBOs”). The target bonuses for Messrs. Brown, Ibarguen, and Muller for 2018 were $530,000, $235,000 and $123,600, respectively. The target bonuses for Messrs. Brown, Ibarguen, and Muller for 2017 were $515,000, $222,000, and $120,000, respectively.

For 2018, 33.3% of each named executive officer’s Performance Bonus was based on targeted annual consolidated Adjusted EBITDA plus cash collected on the Peru construction contract from operations in existence as of January 1, 2018, as defined by the Compensation Committee; 33.3% of their Performance Bonus was based on targeted annual consolidated Adjusted EBITDA plus cash collected on the Peru construction contract from new businesses or assets acquired or new operations commenced, as defined by the Compensation Committee, subsequent to January 1, 2018; and 33.3% of their Performance Bonus was based on individual performance and the achievement of individual MBOs. For 2017, 75% of each named executive officer’s Performance Bonus was based on targeted annual consolidated Adjusted EBITDA plus cash collected on the Peru construction contract and 25% of their Performance Bonus was based on individual performance and the achievement of individual MBOs.

The amounts approved and paid to Messrs. Brown, Ibarguen and Muller were $685,928, $304,138 and $157,904, respectively, for 2018 and $549,800, $242,500 and $131,100, respectively, for 2017 and were included in the "Non-Equity Incentive Plan Compensation" column of the summary compensation table above.

Long-term Incentive Compensation

In January 2018, the Compensation Committee recommended, and the Board approved, a grant of restricted share units to employees, including grants of 59,514, 29,464, and 19,976 restricted share units to Messrs. Brown, Ibarguen and Muller, respectively. The restricted share units vest over four years with 25% of the award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the remaining three years. These grants were made in connection with the Compensation Committee’s annual review of employee compensation. The Compensation Committee expects that annual equity grants will continue to constitute part of certain employees’ annual compensation. Such grants will be composed of grants of options to purchase shares, restricted share units, or a combination thereof.

In light of the significant grants made in October 2016 in conjunction with our initial public offering, there were no long-term incentive compensation grants to Messrs. Brown and Ibarguen during 2017. For Mr. Muller, however, the Compensation Committee granted 18,192 restricted share units during 2017 to align Mr. Muller’s long-term share incentives with the 50th percentile of identified companies for retention purposes. The restricted share units vest over four years with 25% of the award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the remaining three years.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of 2018.

		Option Awards						Share Awards
		Number of		Number of				Number of	Market Value of
		Securities		Securities				Shares or	Shares or
		Underlying		Underlying				Units	Units
		Unexercised		Unexercised				of Shares That	of Shares That
		Options		Options		Option	Option	Have Not	Have Not
Name and Principal Position	Grant Date	Exercisable		Unexercisable		Exercise Price	Expiration Date	Vested(2)	Vested(3)
Douglas Brown	10/6/2016	660,496		—		$18.00	10/6/2026	—	—
	1/31/2018	—		—		—	—	59,514	$1,124,219
Anthony Ibarguen	10/6/2016	500,185		—		$18.00	10/6/2026	—	—
	1/31/2018	—		—		—	—	29,464	$556,575
Lee Muller	10/6/2016	199,258		—		$18.00	10/6/2026	—	—
	10/6/2016	8,545	(1)	8,545	(1)	$18.00	10/6/2026	—	—
	3/4/2017	—		—		—	—	10,233	$193,301
	1/31/2018	—		—		—	—	19,976	$377,347

(1)

These options to purchase ordinary shares for Mr. Muller vest over four years with 25% of the award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the following three years.

(2)

The restricted share units vest over four years with 25% of the award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the following three years.

(3)	The market value shown was determined by multiplying the number of shares that have not vested by $18.89, which was the closing price of our ordinary shares on December 31, 2018.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Agreements with Messrs. Brown and Ibarguen

We have entered into an employment agreement with Mr. Ibarguen and an offer letter with Mr. Brown in connection with their employment with us.

Douglas Brown

On April 17, 2019, the Company and its Seven Seas Water Corporation subsidiary entered into an amendment dated as of January 1, 2019 to the offer letter with Mr. Brown, the Company’s Chairman and a continuing executive focusing on business development activities. During 2019, his base salary is $450,000. His base salary for 2020 will be determined by the Company’s Board of Directors (or the Compensation Committee thereof).  Mr. Brown is also eligible to receive discretionary bonuses as, and payable when, determined by the Board in its discretion.  In addition, on January 31, 2019, he was awarded 43,160 Restricted Share Units under the Company’s 2016 Share Option and Incentive Plan.

Pursuant to his offer letter, in the event his employment is terminated by us other than for “cause” (as defined in the Key Executive Severance Plan described below), Mr. Brown will be entitled to receive salary continuation for the 12‑month period following the termination of his employment, and any stock options and other stock-based awards he holds will vest as if he had completed an additional 12 months of service.  In addition, all outstanding and unvested stock options and other stock-based awards held by him vest in full immediately prior to the occurrence of a “change in control” (as defined in the Key Executive Severance Plan described below).  In addition, Mr. Brown is entitled to a tax “gross-up payment” (as defined in his existing offer letter) in the event he receives any payments in connection with a change in control that would be subject to the excise tax imposed by Section 4999 of the Code.

In addition, Mr. Brown has entered into a new employee non-competition, non-solicitation, confidentiality and assignment agreement, with restrictive covenants that apply during the term of his employment and for 12 months thereafter.

Anthony Ibarguen

On April 16, 2019, the Company and its Quench USA, Inc. subsidiary entered into an amended and restated employment agreement dated as of January 1, 2019 with Mr. Ibarguen, the Chief Executive Officer and President of the Company and Chief Executive Officer of Quench USA, Inc., which replaced his existing employment agreement in its entirety.

Pursuant to his employment agreement, for 2019, Mr. Ibarguen’s base salary is $500,000 and his target bonus is $350,000. Mr. Ibarguen’s base salary is required to be reviewed at least annually by the Board and may be increased but not decreased without his prior written consent. His target bonus for a specific year is required to be at least 70% of his base salary for that year and is payable in accordance with the metrics, terms and conditions established and determined by the Board after consultation with him. In addition, on January 31, 2019, Mr. Ibarguen was granted 47,960 Restricted Share Units under the Company’s 2016 Share Option and Incentive Plan.

His employment agreement provides that upon his death or disability, Mr. Ibarguen or his estate will be entitled to receive his base salary and vested benefits through the date of termination and a portion of his target bonus for the year in which the date of termination occurs, prorated for the portion of the year through the date of termination.

In addition, his employment agreement provides that if we terminate his employment without “cause” or he resigns with “good reason,” in each case other than during the 24 months after a “change in control” (as each such quoted term is defined in his employment agreement), Mr. Ibarguen will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company, (i) a lump sum cash payment equal to his base salary and target bonus for the year in which the date of termination occurs, (ii) a monthly cash payment equal to Quench’s contribution towards health insurance for up to 12 months after the date of termination, and (iii) 12 months of additional vesting of all outstanding and unvested stock options and other stock-based awards held by him, with any performance conditions of such awards being deemed satisfied at the target levels specified in the applicable award agreements.

His employment agreement also provides that if we terminate his employment without “cause” or he resigns with “good reason,” in each case during the 24 months after a “change in control,” Mr. Ibarguen will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of an effective release of claims in favor of the Company, (i) a lump sum cash payment equal to (a) two times his base salary and target bonus for the year in which the date of termination occurs and (b) a portion of his target bonus for the year in which the date of termination occurs (prorated for the portion of the year through the date of termination), (ii) a monthly cash payment equal to Quench’s contribution towards health insurance for up to 24 months after the date of termination, and (iii) full accelerated vesting of all outstanding and unvested stock options and other stock-based awards held by him, with any performance conditions of such awards being deemed satisfied at the target levels specified in the applicable award agreements.

The payments and benefits provided under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject him to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to him in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

In addition, Mr. Ibarguen’s employment agreement contains, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Ibarguen’s employment and for either (i) 12 months thereafter, or (ii) if his employment is terminated during the 24 months after a “change in control,” 24 months thereafter.

Key Executive Severance Plan

On April 14, 2019, our Board of Directors adopted the Key Executive Severance Plan (the “Severance Plan”), which provides severance benefits to key executives who are designated by the Board of Directors or the Compensation Committee thereof.  Eligible participants include Lee Muller, our Chief Financial Officer, Treasurer and Assistant Secretary, and Olaf Krohg, the Chief Executive Officer of our Seven Seas Water business, but not Messrs. Brown and Ibarguen.  As a condition to an eligible participant’s participation in the Severance Plan, such participant is required to (i) terminate all existing employment agreements and offer letters and (ii) enter into a new employee non-competition, non-solicitation, confidentiality and assignment agreement, with restrictive covenants that apply during the term of such participant’s employment and for 12 months thereafter.  In connection with their participation in the Severance Plan, Messrs. Muller and Krohg each agreed to terminate his existing offer letter and entered into the new employee non-competition, non-solicitation, confidentiality and assignment agreement.

The Severance Plan provides that, upon an eligible participant’s death or “disability” (as defined in the Severance Plan), such participant or such participant’s estate will be entitled to receive such participant’s base salary and vested benefits through the date of termination and a portion of such participant’s target bonus for the year in which the date of termination occurs, prorated for the portion of the year through the date of termination.

In addition, the Severance Plan provides that if we terminate an eligible participant’s employment without “cause” or such participant resigns with “good reason,” in each case other than during the 12 months after a “change in control” (as each such quoted term is defined in the Severance Plan), such participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company, (i) a lump sum cash payment equal to such participant’s base salary and target bonus for the year in which the date of termination occurs, (ii) a monthly cash payment equal to our contribution towards health insurance for up to twelve months after the date of termination, and (iii) 12 months of additional vesting of all outstanding and unvested stock options and other stock-based awards held by such participant, with any performance conditions of such awards being deemed satisfied at the target levels specified in the applicable award agreements.

The Executive Severance Plan also provides that if we terminate an eligible participant’s employment without “cause” or such participant resigns with “good reason,” in each case during the 12 months after a “change in control,” an eligible participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of an effective release of claims in favor of the Company, (i) a lump sum cash payment equal to (a) such participant’s base salary and target bonus for the year in which the date of termination occurs and (b) a portion of such participant’s target bonus for the year in which the date of termination occurs (prorated for the portion of the year through the date of termination), (ii) a monthly cash payment equal to our contribution towards health insurance for up to 12 months after the date of termination, and (iii) full accelerated vesting of all outstanding and unvested stock options and other stock-based awards held by such participant, with any performance conditions of such awards being deemed satisfied at the target levels specified in the applicable award agreements.

For 2019, Mr. Muller’s base salary is $325,000 and his target bonus is $115,000.  In addition, on January 31, 2019, he was granted 15,010 Restricted Share Units under the Company’s 2016 Share Option and Incentive Plan.

For 2019, Mr. Krohg’s base salary is $325,000 and his target bonus is $100,000.  In addition, on February 1, 2019, he was granted 11,990 Restricted Share Units under the Company’s 2016 Share Option and Incentive Plan.

The payments and benefits provided under the Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such participant.

401(k) Plans

We maintain two tax-qualified retirement plans that provide eligible employees with an opportunity to save for retirement on a tax-advantaged basis: the Seven Seas Water Corporation 401(k) Plan (the "SSW 401(k) Plan") and the Quench USA, Inc. 401(k) Profit Sharing Plan and Trust (the "Quench 401(k) Plan"). All participants’ interests in their contributions are 100% vested when contributed. Participants in both the Seven Seas Water Corporation 401(k) Plan and Quench 401(k) Plan receive a matching contribution from us equal to 50% of the first 6% of the employee’s compensation deferred under the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Participants in the SSW 401(k) Plan are also eligible to make contributions on a post-tax basis. Both retirement plans are intended to qualify under Sections 401(a) and 501(a) of the Code.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the foregoing executive compensation section with management. Based on the review and discussions, the Compensation Committee recommended to the board of directors of the Company that such executive compensation section be included in this Proxy Statement.

Submitted by the Compensation Committee

Paul Hanrahan (Chairman)
Hugh Evans
David Lincoln
Evan Lovell

The information contained in the above Compensation Committee Report shall not be deemed "soliciting material" or "filed" with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

AQUAVENTURE HOLDINGS™ (NYSE: WAAS)

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm, (Eastern time), on June 6, 2019

Online
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2019 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of two Class III directors for a three-year term:

	For	Against	Abstain		For	Against	Abstain
01 - Hugh Evans	☐	☐	☐	02 - Richard. F. Reilly	☐	☐	☐

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B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 7, 2018. Vote by Internet • Go to

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE Holdings Limited to be held on Friday, June 8, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted and if a shareholder specifies a choice for any matter to be acted upon at the meeting, it will be voted in accordance with the specifications made. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse si